UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2008

TYCO ELECTRONICS LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260
(Commission File Number)

Second Floor, 96 Pitts Bay Road
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices, including Zip Code)

441-294-0607
(Registrant's Telephone Number, including Area Code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

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Pre commencement communications pursuant to Rule 14d 2 (b) under the Exchange Act (17 CFR 240.14d 2 (b))

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Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

        On January 15, 2008, Tyco Electronics Ltd. (the "Company") entered into a consulting agreement (the "Agreement") with Dr. Juergen Gromer. Dr. Gromer was employed as President of the Company until his retirement on December 31, 2007. Dr. Gromer is currently a non-employee director of the Company. Under the terms of the Agreement, which is effective from January 15, 2008 through December 31, 2008, Dr. Gromer will make himself reasonably available to the Chief Executive Officer of the Company to provide assistance at client meetings, industry trade shows and such other customer relationship activities as the Chief Executive Officer deems necessary and appropriate. As remuneration for his services, the Company will pay Dr. Gromer a monthly consulting fee equal to EUR 11,340 (USD $16,667) and will reimburse Dr. Gromer for all reasonable out-of pocket travel and other expenses incurred in connection with his performance of services under the Agreement.

        Additionally, on January 15, 2008, the Board of Directors of the Company awarded Dr. Gromer 4,800 Company deferred stock units ("DSUs") under the terms of the Tyco Electronics Ltd. 2007 Stock and Incentive Plan, as a result of Dr. Gromer becoming a non-employee director upon his retirement from the Company. The DSUs vested immediately on the grant date, will not be redeemable until Dr. Gromer's directorship terminates, and will be credited with dividend equivalents at the same time and rate that any cash or stock dividend is paid to holders of the Company's common shares.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

  (d)
  Exhibits

Exhibit No.	Description
10.1	Consulting Agreement between Dr. Juergen Gromer and Tyco Electronics Ltd. dated as of January 15, 2008

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TYCO ELECTRONICS LTD. (Registrant)

By:
/s/ TERRENCE R. CURTIN Terrence R. Curtin Executive Vice President and Chief Financial Officer
Date: January 18, 2008

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